As filed with the Securities and Exchange Commission on March 9, 2022
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF
1933

Clover Health Investments, Corp.
(Exact name of registrant as specified in its charter)

Delaware	98-1515192
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3401 Mallory Lane, Suite 210
Franklin, Tennessee 37067
(Address of Principal Executive Offices) (Zip Code)
Clover Health Investments, Corp. 2022 Inducement Award Plan
(Full title of the plans)
Vivek Garipalli
Chief Executive Officer
Clover Health Investments, Corp.
3401 Mallory Lane, Suite 210
Franklin, Tennessee 37067
(201) 432-2133
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With a copy to:
Amy L. Blackman, Esq.
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
(212) 859-8000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the 2022 Inducement Award Plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed with the Commission by the Registrant pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (File No. 001-39252), filed with the Commission on February 28, 2022;
(b)	the Registrant's Current Report on Form 8-K (File No. 001-39252), filed with the Commission on January 19, 2022;
(c)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report on Form 10-K referred to in (a) above; and
(d)
the description of the Registrant’s common stock, which is registered under Section 12 of the Exchange Act, contained in the Registration Statement on Form 8-A (File No 001-39252) filed with the Commission on January 7, 2021, as amended by the description of the Registrant's common stock contained in Exhibit 4.3 to the Registrant's annual report on Form 10-K for the year ended December 31, 2021, filed with the Commission on February 28, 2022, and including any further amendment or report filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
The Registrant’s amended and restated certificate of incorporation contains provisions that limit the liability of the Registrant’s directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	for any breach of their duty of loyalty to the Registrant or its stockholders;
•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•	for any transaction from which they derived an improper personal benefit.

The Registrant’s amended and restated bylaws provide that the Registrant shall indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding, by reason of the fact that he or she is or was one of the Registrant’s directors or officers or is or was serving at the Registrant’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Registrant’s amended and restated bylaws provide that the Registrant may indemnify the Registrant’s employees or agents. The Registrant’s amended and restated bylaws also provide that the Registrant must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.
The Registrant maintains insurance policies under which, subject to the limitations of the policies, coverage is provided to its directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters, and to the Registrant with respect to payments that may be made by the Registrant to these officers and directors pursuant to the Registrant’s indemnification obligations or otherwise as a matter of law.
The Registrant entered into indemnification agreements with each of its directors and executive officers that are broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require the Registrant, among other things, to indemnify the Registrant’s directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require the Registrant to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant’s company pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document

5.1*	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm of Clover Health Investments, Corp.

23.2*	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included as part of Exhibit 5.1)

24.1*	Power of Attorney (included in the signature pages to this Registration Statement)

99.1*	Clover Health Investments, Corp. 2022 Inducement Award Plan

107*	Filing Fee table

*	Filed herewith

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee, on March 9, 2022.

Clover Health Investments, Corp.

By:	/s/ Vivek Garipalli
Name:	Vivek Garipalli
Title:	Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Vivek Garipalli, as his or her true and lawful attorney-in-fact and agent with the full power of substitution, for him or her, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments to this Registration Statement on Form S-8), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Vivek Garipalli	Chief Executive Officer and Chairman of the Board	March 9, 2022
Vivek Garipalli	(Principal Executive Officer)

/s/ Andrew Toy	President and Director	March 9, 2022
Andrew Toy

/s/ Mark C. Herbers	Interim Chief Financial Officer	March 9, 2022
Mark C. Herbers	(Principal Financial and Accounting Officer)

/s/ Chelsea Clinton	Director	March 9, 2022
Chelsea Clinton

/s/ Demetrios L. Kouzoukas	Director	March 9, 2022
Demetrios L. Kouzoukas

/s/ Lee A. Shapiro	Director	March 9, 2022
Lee A. Shapiro

/s/ Nathaniel S. Turner	Director	March 9, 2022
Nathaniel S. Turner

/s/ William G. Robinson, Jr.	Director	March 9, 2022
William G. Robinson, Jr.